Exhibit 10.7
Award Certificate
This agreement is dated ___________________
PARTIES
This agreement is made by:
[WELLA LUX MANCO S.C.SP, a special limited partnership (société en commandite speciale) organised under the laws of the Grand Duchy of Luxembourg (the Partnership), registered with the Luxembourg Trade and Companies Register (Registre de commerce et des société, Luxembourg) under number B253279, having its registered office at 2 rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg and acting through its general partner, Wella Lux Manco GP S.à r.l, a Luxembourg private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 2 rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B253265]1 [WELLA LUX MANCO 2 S.C.SP, a special limited partnership (société en commandite speciale) organised under the laws of the Grand Duchy of Luxembourg (the Partnership), registered with the Luxembourg Trade and Companies Register (Registre de commerce et des société, Luxembourg) under number B268561, having its registered office at 2 rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg and acting through its general partner, Wella Lux Manco GP S.à r.l, a Luxembourg private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 2 rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B253265]2; and
[INSERT NAME OF EMPLOYEE] of [insert residential address of employee] (the Award Holder).
BACKGROUND
A.The Partnership adopted the 2025 RSU Management Equity Incentive Plan of the Wella Group for All Managers on 12 June 2025, as amended and/or restated from time to time (the Plan).
B.The Partnership wishes to grant an RSU under the Plan (the Award) to the Award Holder, on the terms specified in this agreement (the Award Certificate). Terms in this Award Certificate such as you and your refer to and address the Award Holder.
AGREED TERMS
1.INTERPRETATION
1.1The rules of the Plan (the Rules) are incorporated by reference into this Award Certificate. A term defined in the Rules shall have the same meaning in this Award Certificate, unless a contrary indication appears.

1 Use this option for Swiss, German or Italian managers who are not also US tax residents.
2 Use this option for managers who are US tax residents.

1.2A copy of the Rules has been provided to you and further copies may be obtained on request from the Partnership.
2.GRANT OF AWARD
2.1The Partnership hereby grants you an RSU in relation to [insert number] class [3]3[4]4 ordinary limited partnership units in the capital of the Partnership, having each a nominal value of EUR 0.01 (the Award Units) and the rights and obligations set out in the Lux Manco LPA.
2.2The Grant Date of this Award shall be [●].
3.VESTING OF AWARD
3.1Each RSU under this Award shall Vest on the relevant Vesting Date in accordance with the provisions of Rule 4 (Vesting).
3.2Your attention is drawn in particular to Rule 6 (Lapse of Awards).
3.3You may not transfer this Award or make this Award subject to a charge or any other security interest. For example, you cannot use this Award as security for a loan. This Award will lapse if you attempt to do so.
4.[OTHER CONDITIONS
4.1[●]]5
5.TAX MATTERS
5.1By accepting this Award, you irrevocably agree to adhere, perform and comply with the obligations under clause 9.1 (Certain Tax Matters) of the Management Shareholders’ Agreement, and where relevant, perform the obligations under clause 9.1(e) (Tax elections) on or before the Vesting Date.
6.RESTRICTIONS ON SHARES
6.1[There are no Relevant Restrictions on the Award Units.][The following Relevant Restrictions apply on the Award Units: [insert]]
7.GENERAL TERMS
7.1Upon receipt of any Award Units, you are responsible for all proper tax declarations and payment of applicable taxes (including, without limitation, income tax, wage tax and capital gains tax) and social security contributions payable in connection with your receipt of the Award Units.

3 Use this option for Senior Managers.
4 Use this option for Tier II Managers.
5 Delete entirely if no other conditions are applicable.

7.2You hereby acknowledge that the information contained in this Award Certificate is for administration purposes only. Any information concerning you shall be transmitted solely to those individuals or legal entities expressly authorised to have knowledge of it and to process it in connection with the administration of the Plan. Moreover, you acknowledge that the Partnership and/or Group Company is entitled to transmit such information abroad if this is necessary in connection with the administration of the Plan. You may request to have access to and, if necessary, correct any personal data. You acknowledge that your provision of the information in this Award Certificate is necessary to enable you to participate in the Plan.
7.3Nothing in this Award Certificate or in the Rules shall confer upon you any right to continue in service for any period of specific duration with the Group, or interfere with or otherwise restrict in any way your rights or the rights of the Partnership or a Group Company (as applicable) to terminate your employment pursuant to your employment contract with the relevant Group Company or director or officer appointment letter (as applicable), which rights are hereby expressly reserved by each.
7.4The grant of the Award is approved by the board of managers of Wella Lux Manco GP S.à r.l. in its capacity as general partner of the Partnership and shall not be held or construed to confer upon you any right to the continued grant of Awards under the Plan. The grant of the Award and any previous or subsequent Awards under the Plan shall constitute a voluntary contribution, even where repeatedly made. In this regard, the Partnership expressly reserves the right to discontinue such grant of Awards at any time without notice.
7.5The provisions of Clause 10.4 of the Management Shareholders’ Agreement shall apply to this agreement as though set out here in full with each reference to “this Agreement” being to this agreement.

This document has been executed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED by [Wella Lux Manco S.C.Sp/Wella Lux Manco 2 S.C.Sp], represented by its general partner, Wella Lux Manco GP S.à r.l by6

Name:
Title: manager and authorised signatory

6 Change as appropriate.
[Signature page – RSU award certificate (indirect)]

EXECUTED by [INSERT NAME OF
EMPLOYEE]
[Signature page – RSU award certificate (indirect)]